Exhibit (a)(9)


                              ILLINOVA CORPORATION
                               BOARD OF DIRECTORS

                                   RESOLUTIONS


         WHEREAS, the continuation of the Retirement Plan for Outside Directors, except for those beneficiaries for whom the rights have already vested through retirement, is viewed as no longer desirable.

         THEREFORE, BE IT RESOLVED, that the Plan be terminated as to those directors not yet retired, and that benefits under the Plan continue to be paid to those otherwise qualified directors who have retired on or before the date of this resolution; and

         RESOLVED, that the proper officers of the Company are authorized and directed to adopt a new compensation plan for outside directors, in substantially the form presented to the meeting, in which such directors receive an annual award of stock units having a value of $6,000, to be paid to the beneficiary in cash on retirement in a lump sum or in installments, as such director may elect, together with dividend equivalents attributable to such stock units; and

         RESOLVED, that the proper officers of the Company are authorized and directed to make a cash payment to each current outside director equal to the present value of the payments such director would have received, had he or she retired under the Plan, based on each such director's actual years of service but not to exceed ten years of service; and

         RESOLVED, that the proper officers of the Company are authorized to take all such further action as may be necessary or desirable to effect the purpose and intent of the foregoing resolutions.